Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)
SEAPORT ENTERTAINMENT GROUP INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	6,800,000(1)	$27.56(2)	$187,408,000	0.00014760	$27,661.42
	Total Offering Amounts					$187,408,000		$27,661.42
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$27,661.42
(1)Represents the aggregate number of shares of common stock, par value $0.01 per share (“Common Stock”), of Seaport Entertainment Group Inc. that may be issuable under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of Common Stock that may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction affecting the Common Stock.
(2)Estimated solely for purposes of calculating the registration fee according to Rule 457(c) and Rule 457(h) under the Securities Act and computed on the basis of $27.56, which was the average of the high and low sale prices per share of Common Stock on the “when-issued” trading market as reported on the New York Stock Exchange on July 29, 2024.